Exhibit 10.35

ANNUAL BASE SALARIES APPROVED FOR NAMED EXECUTIVE OFFICERS

OF WORTHINGTON INDUSTRIES, INC.

In June 2010, the Compensation and Stock Option Committee of the Board of Directors of Worthington Industries, Inc. approved the base salaries for the named executive officers for Fiscal Year 2011 identified below, which base salaries became effective June 1, 2010.

Name and Principal Position	Base Salary
John P. McConnell Chairman of the Board and Chief Executive Officer	$600,000 (no change	)
George P. Stoe President and Chief Operating Officer	$566,000

B. Andrew Rose Vice President – Chief Financial Officer	$380,000
Mark A. Russell President – The Worthington Steel Company	$400,000

Harry A. Goussetis President – Worthington Cylinder Corporation	$317,500